Exhibit 99.1

SERA PROGNOSTICS ANNOUNCES APPOINTMENT OF MARK CAPONE TO ITS BOARD OF DIRECTORS

Salt Lake City – June 30, 2026 – Sera Prognostics Inc., The Pregnancy Company® (Nasdaq: SERA), focused on improving maternal and neonatal health by providing innovative pregnancy biomarker information to doctors and patients, today announced that Mark Capone will join its Board of Directors, effective July 1, 2026.

Mr. Capone is a seasoned healthcare executive with more than 40 years of leadership experience across the diagnostics and life sciences sectors, including extensive service on private and public company boards and committees. In his last operating role, he served as Chief Executive Officer of Myriad Genetics, where he led the company’s transformation into a focused precision medicine organization, expanding its molecular diagnostics portfolio and strengthening its commercial execution. Prior to serving as CEO, Mr. Capone held several senior leadership roles at Myriad during his 17-year tenure, including President and Chief Operating Officer.

Earlier in his career, Mr. Capone held leadership positions at Eli Lilly and other healthcare organizations, building deep expertise in pharmaceutical commercialization, strategic planning, and business development.

“Sera is addressing a significant unmet need in maternal and fetal health, and I believe the company’s proteomics‑based approach has the potential to meaningfully improve outcomes,” said Mr. Capone. “I look forward to working with the Board and management team as Sera advances its mission and strategy.”

“Mark’s extensive experience commercializing complex diagnostic products and navigating reimbursement and payer environments will be highly valuable as we continue to expand adoption of the PreTRM® test,” said Zhenya Lindgardt, President and CEO of Sera Prognostics. “His proven ability to scale innovative diagnostic platforms and build high performing commercial organizations aligns well with Sera’s next phase of growth.”

Mr. Capone’s appointment reflects Sera’s continued focus on strengthening its Board with leaders who bring deep commercial, operational, and healthcare industry expertise to support the company’s long-term growth and execution.

About Sera Prognostics, Inc.

Sera Prognostics is a leading health diagnostics company dedicated to improving the lives of women and babies through precision pregnancy care. Sera’s mission is to provide early, pivotal pregnancy information to improve the health of mothers and newborns, resulting in reductions in the costs of healthcare delivery. Sera has a robust pipeline of innovative diagnostic tests focused on the early prediction of preterm birth risk and other complications of pregnancy. Sera’s precision medicine PreTRM® Test reports to a physician the individualized risk of spontaneous premature delivery in a pregnancy, enabling earlier proactive interventions in women with higher risk. Sera Prognostics is headquartered in Salt Lake City, Utah.

About Preterm Birth

Preterm birth is defined as any birth before 37 weeks’ gestation and is the leading cause of illness and death in newborns. The 2025 March of Dimes Report Card shows that, for the fourth consecutive year, the United States earned a D+ grade for preterm birth, making the longest stretch of the lowest grade in Report Card history. Prematurity is associated with a significantly increased risk of major long-term medical complications, including learning disabilities, cerebral palsy, chronic respiratory illness, intellectual disability, seizures, and vision and hearing loss, and can generate significant costs throughout the lives of affected children. The annual health care costs to manage short- and long-term complications of prematurity in the United States were estimated to be approximately $25 billion for 2016.

About the PreTRM® Test

The PreTRM® Test is the only broadly validated, commercially available blood-based biomarker test that provides an early, accurate and individualized risk prediction for spontaneous preterm birth in asymptomatic singleton pregnancies. The PreTRM® Test measures and analyzes proteins in the blood that are highly predictive of preterm birth. The PreTRM® Test permits physicians to identify, during the weeks 18 through 20 of pregnancy, which women are at increased risk for preterm birth and its complications, enabling more informed, personalized clinical decisions based on each woman’s individual risk. The PreTRM® Test is ordered by a medical professional.

Sera, Sera Prognostics, the Sera Prognostics logo, The Pregnancy Company, and PreTRM are trademarks or registered trademarks of Sera Prognostics, Inc. in the United States and/or other countries.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to Mr. Capone’s extensive experience being highly valuable in expanding adoption of the PreTRM® test; the Company’s next phase of growth; and the Company’s strategic directives under the caption “About Sera Prognostics, Inc.” These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: net losses, cash generation, and the potential need to raise more capital; revenues from the PreTRM Test representing substantially all Company revenues to date; the need for broad scientific and market acceptance of the PreTRM Test; a concentrated number of material customers; our ability to introduce new products; potential competition; our proprietary biobank; critical suppliers; estimates of total addressable market opportunity and forecasts of market growth; potential third-party payer coverage and reimbursement; new reimbursement methodologies applicable to the PreTRM Test, including new CPT codes and payment rates for those codes; changes in FDA regulation of laboratory-developed tests; the intellectual property rights protecting our tests and market position; and other factors discussed under the heading “Risk Factors” contained in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Investor Contact

Jennifer Zibuda, Head of Investor Relations

jzibuda@sera.com

+1 (801) 396-8043

Media Contact

Nicole Kaplan at Allison Worldwide

sera@allisonworldwide.com

+1 (847) 721-6033